Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Nuverra Environmental Solutions, Inc. (formerly Heckmann Corporation) (the “Company”) of our report dated November 6, 2012, relating to our audit of the consolidated financial statements of Badlands Energy, LLC as of and for the years ended December 31, 2011 and 2010, included in the Current Report on Form 8-K of the Company filed on December 12, 2012, and to the reference to our Firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

May 22, 2013